Exhibit 10.1

ACE LIMITED

EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT, effective as of this 2nd day of January, 2002, is made by and between ACE Limited, a Cayman Islands company (the “Company), and Philip Bancroft (the “Executive”).

WHEREAS, the Company considers it essential to foster the continued employment of well qualified, senior executive management personnel; and

WHEREAS, the Company has determined that appropriate steps should be taken to foster such continued employment by setting forth the benefits and compensation to be awarded to such personnel in the event of a voluntary or involuntary termination within the meaning of this Agreement; and

WHEREAS, the Company further recognizes that the possibility of a Change in Control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among executive management, may result in the departure or distraction of executive personnel to the detriment of the Company; and

WHEREAS, the Company has further determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s executive management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Term of Agreement. The term of this Agreement shall be for a rolling, three (3) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or the Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be three (3) years. However, on the Executive’s 62nd birthday, this Agreement shall cease to extend automatically and, on such date, the remaining term of this Agreement shall be three (3) years. In addition, the Company may, by notice to the Executive, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be three (3) years following such notice.

2. Definitions.

(a) Base Amount shall mean the Executive’s annual includible compensation for the base period as described in Section 280G(b)(3) of the Code.

(b) Beneficial Owner or Beneficial Ownership shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

(c) Board or Board of Directors shall mean the Board of Directors of ACE Limited, or its successor.

(d) Cause shall mean:

(i) the Executive’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company that is directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company, or

(ii) Executive’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude.

A termination of Executive for “Cause” based on clause (i) of the preceding sentence shall take effect thirty (30) days after the Company gives written notice of such termination to Executive specifying the conduct deemed to qualify as Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting cause to the reasonable satisfaction of the Company. A termination for Cause based on clause (ii) above shall take effect immediately upon giving of the termination notice. The Company shall have sole discretion to determine whether an Executive’s termination is for Cause.

(e) Change in Control shall mean:

(1) An acquisition by any Person (as such term is defined in Section 3(a) (9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) of Beneficial Ownership of the Shares then outstanding (the “Company Shares Outstanding”) or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the “Company Voting Securities Outstanding”), if such acquisition of Beneficial Ownership results in the Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the Company Shares Outstanding or fifty percent (50%) or more of the combined voting power of the Company Voting Securities Outstanding; excluding, however, any such acquisition by a trustee or other fiduciary holding such Shares under one or more employee benefit plans maintained by the Company or any of its subsidiaries; or

(2) The approval of the shareholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (in each case referred to in this Section 3(e) as a “Corporate Transaction”), other than a Corporate Transaction that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof immediately after such Corporate Transaction; provided, however, if the consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the Change in Control shall not occur until the obtaining of such consent (either explicitly or implicitly); or

(3) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 3(e) that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

(f) Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g) Disability shall mean the Executive’s inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.

(h) Employment shall mean any work that is a reasonable match with the Executive’s qualifications, skills and experience, including any self-employment, consulting or independent contractor arrangement, or employer-employee relationship.

(i) Excess Severance Payment shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b)(l) of the Code.

(j) Excise Tax shall mean the excise tax imposed under Code Section 4999.

(k) Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(l) Involuntary Termination shall mean termination of employment that is involuntary on the part of the Executive and that occurs for reasons other than for Cause, Disability or death.

(m) Reasonable Compensation shall have the same meaning as provided in Section 280G(b)(4) of the Code.

(n) Severance Payment shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code.

(o) Shares shall mean the shares of common stock of the Company.

(p) Threatened Change in Control shall mean any pending tender offer for any class of the Company’s outstanding Shares, or any pending bona fide offer to acquire the Company by merger or consolidation, or any other pending action or plan to effect, or which would lead to, a Change in Control of the Company. A Threatened Change in Control Period shall commence on the first day the actions described in the preceding sentence become manifest and shall end when such actions are abandoned or the Change in Control occurs.

(q) Voluntary Termination shall mean termination of employment that is voluntary on the part of the Executive but is due to:

(i) a significant reduction of the Executive’s responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to the Executive of any duties inconsistent with his title, duties, or responsibilities;

(ii) a reduction in the Executive’s compensation or benefits; or

(iii) a Company-required involuntary relocation of Executive’s place of residence or a significant increase in the Executive’s travel requirements.

A termination shall not be considered voluntary within the meaning of this Agreement if such termination is the result of Cause, Disability, or death of the Executive. The Company shall have sole discretion to determine whether an Executive’s termination is Voluntary within the meaning of this Section 2.(q).

3. Events That Trigger Benefits Under This Agreement. The Executive shall be eligible for the compensation and benefits described in Section 4. of this Agreement as follows:

(a) The Executive’s employment is Involuntarily Terminated within the meaning of Section 2.(l) of this Agreement;

(b) The Executive’s employment if Voluntarily Terminated within the meaning of Section 2.(q) of this Agreement;

(c) A Change in Control occurs with the result that the Executive’s employment is Involuntarily or Voluntarily Terminated within twenty four (24) months following the date of the Change in Control;

(d) A Change in Control occurs with the result that the Executive’s employment is Involuntarily or Voluntarily Terminated within six (6) months prior to the date of the Change in Control; or

(e) A Threatened Change in Control occurs and the Executive’s employment is Involuntarily or Voluntarily Terminated during a Threatened Change in Control Period.

4. Benefits Upon Termination. If the Executive becomes eligible for benefits under Section 3. above, the Company shall pay or provide to the Executive the following compensation and benefits:

(a) Salary. The Executive will continue to receive his current salary (subject to withholding of all applicable taxes) for the twenty four (24) month period following the Executive’s date of termination in the same manner as it was being paid as of the date of termination. For purposes hereof, the Executive’s “current salary” shall be the highest rate in effect during the twelve-month period prior to the Executive’s termination.

(b) Qualified and Non-Qualified Plan Coverage. The Executive shall continue to participate in the tax-qualified and non-qualified retirement and savings plans of the Company during the twenty four (24) month period following the Executive’s date of termination unless the Executive commences Employment prior to the end of the twenty four (24) month period, in which case, such participation shall end on the date of his new Employment.

(c) Health, Dental, and Life Insurance Coverage. The health, dental, and life insurance benefits coverage (including any executive medical plan) provided to the Executive at his date of termination shall be continued by the Company during the twenty four (24) month period following the Executive’s date of termination unless the Executive commences Employment prior to the end of the twenty four (24) month period, in which case, such insurance coverages shall end on the date of his new Employment. The Company shall provide for such insurance coverages at its expense at the same level and in the same manner as if the Executive’s employment had not terminated (subject to the customary changes in such coverages if the Executive retires under a Company retirement plan, reaches age 65, or similar events and subject to Executive’s right to make any changes in such coverages that an active employee is permitted to make). Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Section do not permit continued participation by the Executive, the Company will arrange for other coverage at its expense providing substantially similar benefits. If the Executive is covered by a split-dollar or similar life insurance program at the date of termination, he shall have the option in his sole discretion to have such policy transferred to him upon termination, provided that the Company is paid for its interest m the policy upon such transfer.

(d) Restricted Stock Grants and Options. All outstanding restricted stock grants and options under any Company stock plan that the Executive holds on the date of his termination shall continue to vest in accordance with the vesting schedule of the applicable plan during the twenty four (24) month period following the Executive’s date of termination unless the Executive commences Employment prior to the end of the twenty four (24) month period, in which case, such continued vesting shall end on the date of his new Employment. No new stock based grants shall be issued to the Executive after the date that the Executive’s employment is terminated.

(e) Outplacement Services. The Company shall provide the Executive with outplacement services in accordance with the Company’s Executive Outplacement Services Plan.

5. Limitation and Adjustment of Benefits.

(a) Limitation and Adjustment of Benefits Upon Termination. Notwithstanding anything in this Agreement to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Company and reasonably acceptable to the Executive (“Tax Counsel”), any of the compensation or benefits payable, or to be provided, to Executive by the Company or any member of its affiliated group (the Company and all members of its affiliated group hereinafter collectively referred to as the “Controlled Group”) under this Agreement are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the Company shall direct Tax Counsel to determine and compare (i) Executive’s net income after payment of all federal, state, and local taxes assuming that all of the compensation and benefits payable by the Controlled Group under this Agreement and all such other arrangements are paid to Executive and Executive pays the

Excise Tax; and (ii) Executive’s net income after payment of all federal, state, and local taxes assuming that the total amount of compensation and benefits payable by the Controlled Group under this Agreement and all such other arrangements is reduced such that no Excess Severance Payments result and the Excise Tax is not triggered. If the amount calculated under (ii) above is less than 95% of the amount calculated under (i) above, then the full amount due from the Controlled Group under all such arrangements shall be payable to Executive. If the amount calculated under (ii) above is at least 95% of the amount calculated under (i) above, then the total amount of compensation and benefits payable under all such arrangements shall be reduced, as provided in 5(b) below, such that Executive shall receive no Excess Severance Payments and shall have no liability for Excise Tax.

(b) Reduction of Amount. In the event that the amount of any Severance Payments, including any benefits, that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this Section 5, Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of the Company.

(c) Avoidance of Penalty Taxes. This Section 5 shall be interpreted so as to maximize the net after-tax dollar value to Executive. In determining whether any Excess Severance Payments exist and the most advantageous outcome for Executive, the parties shall take into account all provisions of Code Section 280G, and the Regulations thereunder, including making appropriate adjustments to such calculations for amounts established to be Reasonable Compensation. Both the Company and Executive shall cooperate fully with Tax Counsel and provide Tax Counsel with all Compensation and benefit amounts, personal tax information and other information necessary or helpful in calculating such net after-tax amounts. In the event of any Internal Revenue Service examination, audit, or other inquiry, the Company and Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service and, if applicable, the state revenue department, to achieve this goal.

(d) Correction of Determination. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding, or pursuant to an opinion of Tax Counsel, that notwithstanding the good faith of the Company and Executive in applying the terms of this Section 5, either (i) the amounts paid to Executive unintentionally constituted Excess Severance Payments and triggered the Excise Tax, even though the payments to Executive were reduced in an effort to avoid such result; or (ii) the amounts paid to Executive were reduced by more than was necessary to avoid triggering the Excise Tax, then the parties shall make the applicable correction that will achieve the goal described in Section 5(c) hereof. In the event the error referred to in clause (i) hereof occurs, Executive is hereby required to repay to the Company, within 15 days after the error is discovered, the amount necessary to avoid the Excise Tax; provided, however, that if Executive, based on advice from Tax Counsel and Executive’s own tax advisor, determines that the return of such amounts will not serve to eliminate the Excess Severance Payments and the Excise Tax, the Company then shall be obligated to pay to Executive, within 15 days after Executive notifies the Company of Executive’s determination, the total amount by which the original amount of Executive’s compensation and benefits were reduced pursuant to the terms of Sections 5(a) and (b) hereof. In the event the error referred to in clause (ii) hereof occurs, the Company is hereby required to repay to Executive, within 15 days after the error is discovered, the maximum amount of the compensation and benefits that were reduced pursuant to the terms of Sections 5(a) and (b) hereof that Executive may receive without triggering the Excise Tax.

6. Obligation Not to Solicit.

(a) Executive hereby agrees that, regardless of whether other provisions of this Agreement may have been terminated: (i) while he is employed by the Company; and (ii) for at least two years following his termination of employment (the “Restricted Period”), Executive shall not in any manner attempt to induce or assist others to attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company, nor do anything directly or indirectly to interfere with the relationship between the Company and any such persons or concerns.

(b) In the event that the Executive engages in any activity within the meaning of Sections 6.(a) all compensation and benefits described in Section 4 shall immediately cease. The Company shall have sole discretion to determine whether an Executive has engaged in business within the meaning of Sections 6.(a).

7. Confidentiality. The terms of this Agreement are to be of the highest confidentiality. In order to insure and maintain such confidentiality, it is agreed that neither party, including all persons and entities under a party’s control, shall, directly or indirectly, publicize or disclose to third persons the terms of this Agreement or the substance of negotiations with respect to it; provided, however, that nothing herein shall be construed to prevent disclosures which are reasonably necessary to enforce the terms of this Agreement or which are otherwise required by law to be made to governmental agencies or others; moreover, nothing herein shall be construed to prevent the parties hereto, or their attorneys, from making such disclosures for legitimate business purposes to their respective insurers, financial institutions, accountants and attorneys or, in the case of a corporation, limited liability company or partnership, to its respective officers, directors, employees, managers, members and agents or any of its respective subsidiaries, group or divisions, provided that each such recipient of such disclosures agrees to be bound by the requirements concerning disclosure of confidential information as set forth in this Paragraph 7.

8. Settlement of Disputes; Arbitration.

(a) All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Company and shall be in writing. Any denial by the Company of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Company a decision of the Company within sixty (60) days after notification by the Company that the Executive’s claim has been denied.

(b) Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, or in such other location as may be agreed to by the parties, in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association, then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

9. Miscellaneous.

(a) Executive’s Obligation to Seek Other Employment. The Executive shall be required to diligently seek other Employment following his termination.

(b) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered personally or seven days after mailing if mailed first class by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

ACE Limited

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM08

Bermuda

Attention:	Keith White
Chief Administrator

If to the Executive:

or to such other address as any party may designate by notice to the others.

(c) Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts that, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

(d) No Obligation to Fund. The agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successors) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

(e) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

(f) Amendment. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

(g) Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(h) Withholding. The Company shall have the right to withhold any and all local, state and federal taxes which may be withheld in accordance with applicable law.

(i) Other Benefits. Nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive’s rights, under any other benefit plan, program, or agreement to which Executive is a party.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunder set his hand, as of the date first above written.

ACE Limited

By:

Name:

Title:

[Name of Executive]

By: